Exhibit 99.1

Zale Extends Maturity on Portion of Bank Credit Facility

DALLAS--(BUSINESS WIRE)--April 25, 2011--Zale Corporation (NYSE: ZLC) today announced that it has extended the maturity of $120 million, including seasonal adjustment of $20 million, of its asset-backed credit facility to April 30, 2014. It previously was scheduled to mature on August 11, 2011. In the aggregate, commitments under the Company’s bank facility remain unchanged at $650 million, including a $108 million seasonal adjustment. All commitments under the facility, including the extension announced today, mature on April 30, 2014 and are priced at LIBOR plus an applicable percentage (ranging from 350 basis points to 400 basis points).

Bank of America, N.A., administrative agent for the bank facility, arranged the transaction. Participants in the extension announced today are Bank of America, N.A. ($20 million increase for a total of $145 million), General Electric Capital Corporation ($40 million increase for a total of $165 million), and Ally Bank ($60 million), a new participant in the bank facility.

"The extension to our bank facility announced today exemplifies the growing confidence of the financial markets in the progress we have made in our turnaround program," said Matt Appel, Executive Vice President and Chief Financial Officer. "We are particularly pleased that half of the new funding is from a financial institution not previously part of our bank facility.”

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamonds and other jewelry products in North America, operating approximately 1,870 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

CONTACT:
Zale Corporation
Roxane Barry, 972-580-4391
Director of Investor Relations